POWER OF ATTORNEY

Know all by these presents that Brandon B. Buhler does hereby make, constitute and appoint Bruce D. Wardinski, Ryan Hymel and Tracy M.J. Colden as a true and lawful attorney-in-fact of the undersigned with full powers of substitution and revocation, for and in the name, place and stead of the undersigned (in the undersigned’s individual capacity), to execute and deliver such forms that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned’s proposed transactions in securities of Playa Hotels & Resorts N.V. (the “Company”) under Rule 144 under the Securities Act of 1933 (“Rule 144”) with respect to the any security of the Company, including Forms 144. The Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 144 with regard to his or her proposed transactions in securities of the Company, unless earlier revoked in writing. The undersigned acknowledges that Bruce D. Wardinski, Ryan Hymel and Tracy M.J. Colden are not assuming any of the undersigned’s responsibilities to comply with Rule 144 of the Securities Act of 1933.

By: /s/ Brandon B. Buhler
Brandon B. Buhler
Date: June 1, 2023